                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 Aetrium, Inc.
                                 -------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                  00817R 10 3
                                  -----------
                                 (CUSIP Number)



Check the following if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest Corporation
              Taxpayer Identification No.  41-0449260

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  752,743
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                752,743
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              752,743

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              16.9%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              HC

- ------------------------------------------------------------------------------

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest Limited, Inc.
              Taxpayer Identification No.  41-1647371

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  376,371
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                376,371
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              376,371

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.4%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              CO

- ------------------------------------------------------------------------------

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest Growth Fund, Inc.
              Taxpayer Identification No.  41-084284

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  376,371
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                376,371
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              376,371

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.4%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              CO

- ------------------------------------------------------------------------------

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest Investors, Inc.
              Taxpayer Identification No.  41-1647371

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  376,372
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                376,372
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              376,372

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.4%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              CO

- ------------------------------------------------------------------------------

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest V.C. Partners
              Taxpayer Identification No.  41-1458128

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  376,372
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                376,372
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              376,372

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.4%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              PA

- ------------------------------------------------------------------------------

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Northwest Venture Partners, a Minnesota Limited Partnership Taxpayer Identification No. 41-1458129

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  376,372
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                376,372
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              376,372

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.4%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              PA

- ------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


Item 1(a)      Name of Issuer:
- ---------      ---------------

               Aetrium, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
- ---------      ------------------------------------------------

               2350 Helen St.
               No. St. Paul, MN  55109

Item 2(a)      Name of Person Filing:
- ---------      ----------------------

               1. Norwest Corporation

               2. Norwest Limited, Inc. ("NLI")

               3. Norwest Growth Fund, Inc. ("NGF")

               4. Norwest Investors, Inc. ("NII")

               5. Norwest V.C. Partners ("NVC")

               6. Northwest Venture Partners, a Minnesota Limited Partnership
                  ("NVP")

               This statement is filed by Norwest Corporation on behalf of all of the persons listed above pursuant to Rule 13d-1(c) and Rule 13d-1(f). Attached is an agreement among the persons listed above to that effect. NLI is a wholly owned subsidiary of Norwest Corporation and owns 100% of NGF. Norwest Corporation is the parent holding company of NII, a Minnesota corporation which is one of the general partners of NVC, a Minnesota general partnership. NVC is the general partner of NVP.

Item 2(b)      Address of Principal Business Office(s):
- ---------      ---------------------------------------

               1. Norwest Corporation
                  Norwest Center
                  Sixth and Marquette
                  Minneapolis, MN  55479-1000

               2. Norwest Limited, Inc.
                  2800 Piper Jaffray Tower
                  222 South Ninth Street
                  Minneapolis, Minnesota  55402

               3. Norwest Growth Fund, Inc.
                  2800 Piper Jaffray Tower
                  222 South Ninth Street
                  Minneapolis, Minnesota  55402

               4. Norwest Investors, Inc.
                  2800 Piper Jaffray Tower
                  222 South Ninth Street
                  Minneapolis, Minnesota  55402

               5. Norwest V.C. Partners
                  2800 Piper Jaffray Tower
                  222 South Ninth Street
                  Minneapolis, Minnesota  55402

               6. Northwest Venture Partners, a Minnesota Limited Partnership
                  2800 Piper Jaffray Tower
                  222 South Ninth Street
                  Minneapolis, Minnesota  55402

Item 2(c)      Citizenship:
- ---------      -----------

               1. Norwest Corporation is a Delaware corporation.

               2. NLI is a Minnesota corporation.

               3. NGF is a Minnesota corporation.

               4. NII is a Minnesota corporation

               5. NVC is a Minnesota general partnership.

               6. NVP is a Minnesota limited partnership.

Item 2(d)      Title of Class of Securities:
- ---------      ----------------------------

               Common Stock


Item 2(e)      CUSIP Number:
- ---------      ------------

               00817R 10 3


Item 3         If this Statement is filed pursuant to Rule 13d-1(b) or 13d-2(b):
- ------         ---------------------------------------------------------------

               Not Applicable


Item 4         Ownership:
- ------         ---------

               1. Norwest Corporation

               (a) Amount Beneficially Owned. At December 31, 1993, Norwest Corporation was deemed to own, indirectly through its subsidiaries, 752,743 shares, consisting solely of the shares reported below as owned by NGF and NVP. Norwest Corporation has no other rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of Class:  16.9%

               (c) Number of shares as to which Norwest Corporation, indirectly through its subsidiaries, has:

                 (i)   Sole power to vote or direct the vote:  752,743

                 (ii)  Shared power to vote or direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       752,743

                 (iv)  Shared power to dispose or direct the disposition of: 0

               2. NLI

               (a) Amount Beneficially Owned. At December 31, 1993, Norwest Limited, Inc. was deemed to own, indirectly through its subsidiary, NGF, 376,371 shares and had no rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of Class:  8.4%

               (c) Number of shares as to which NLI, indirectly through a subsidiary has:

                 (i)   Sole power to vote or direct the vote:  376,371

                 (ii)  Shared power to vote or direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       376,371

                 (iv)  Shared power to dispose or direct the disposition of: 0

               3. NGF

               (a) Amount Beneficially Owned. At December 31, 1993, NGF owned 376,371 shares and had no rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of Class:  8.4%

               (c) Number of shares as to which NGF has:

                 (i)   Sole power to vote or direct the vote:  376,371

                 (ii)  Shared power to vote or direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       376,371

                 (iv)  Shared power to dispose or direct the disposition of: 0

               4. NII

               (a) Amount Beneficially Owned. At December 31, 1993, NII was deemed to own, through its affiliation with NVP, 376,372 shares and had no rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of class: 8.4%

               (c) Number of shares as to which NII has:

                   (i)   Sole power to vote or direct the vote: 376,371

                   (ii)  Shared power to vote or direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of:
                         376,371

                   (iv)  Shared power to dispose or direct the disposition of: 0

               5. NVC

               (a) Amount Beneficially Owned. At December 31, 1993, NVC was deemed to own, through its affiliation with NVP, 376,372 shares and had no rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of class: 8.4%

               (c) Number of shares as to which NVC has:

                   (i)   Sole power to vote or direct the vote: 376,371

                   (ii)  Shared power to vote or direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of:
                         376,371

                   (iv)  Shared power to dispose or direct the disposition of: 0

               6. NVP

               (a) Amount Beneficially Owned. At December 31, 1993, NVP owned 376,372 shares and had no rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of class: 8.4%

               (c) Number of shares as to which NVP has:

                   (i)   Sole power to vote or direct the vote: 376,371

                   (ii)  Shared power to vote or direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of:
                         376,371

                   (iv)  Shared power to dispose or direct the disposition of: 0

               Norwest Corporation, NLI, and NII disclaim beneficial ownership of, and the filing of this statement shall not be construed as an admission that they are beneficial owners of, the shares covered by this statement for purposes of Sections 13, 14, or 16 of the Act. NGF, on the one hand, and NVP and NVC, its general partner, on the other hand, each disclaim beneficial ownership of the other's respective shares disclosed in this statement, and the filing of this statement shall not be considered an admission by any of them that they are beneficial owners of the shares respectively held by each of them for purposes of Sections 13, 14, or 16 of the Act.

Item 5         Ownership of Five Percent or Less of Class:
- ------         ------------------------------------------

               Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another
- ------         --------------------------------------------------------
               Person:
               ------

               Not Applicable


Item 7         Identification and Classification of the Subsidiary Which
- ------         ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               This statement is filed pursuant to Rule 13d-1(c) and 13d-1(f)(1) by Norwest Corporation as a parent holding company on behalf of the entities listed in Exhibit A to this statement.


Item 8 and Item 9
- -----------------

               Not Applicable


Item 10        Certification:
- -------        -------------

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


               Signature:
               ---------
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

    Dated: February 8, 1994

    NORWEST CORPORATION

    By  /s/ Laurel A. Holschuh
        ------------------------------------
         Laurel A. Holschuh, Senior Vice President
            and Secretary

                                   EXHIBIT A
                                   ---------

(Attached to and forming a part of a Schedule 13G filed by Norwest Corporation on its own behalf and on behalf of Norwest Limited, Inc., Norwest Growth Fund, Inc., Norwest Investors, Inc., Norwest V.C. Partners, and Northwest Venture Partners, a Minnesota Limited Partnership regarding Aetrium, Inc.)


Item 7
- ------

     (a) Northwest Venture Partners, a Minnesota Limited Partnership is a small business investment company filing pursuant to Rule 13d-1(c)

     (b) Norwest Growth Fund, Inc. is a small business investment company filing pursuant to Rule 13d-1(c)

     (c) Norwest Investors, Inc., is a parent holding company - Item 3(g)

     (d) Norwest Limited, Inc. is a parent holding company - Item 3(g)

     (e) Norwest V.C. Partners is a Minnesota general partnership filing pursuant to Rule 13d-1(c)

                                   AGREEMENT
                                   ---------

     The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is attached shall be filed by Norwest Corporation on its own behalf and on behalf of Norwest Limited, Inc., a wholly owned subsidiary of Norwest Corporation, and Norwest Growth Fund, Inc., an indirect subsidiary of Norwest Corporation, and on behalf of Norwest Investors, Inc., a wholly owned subsidiary of Norwest Corporation, Norwest V.C. Partners, a Minnesota general partnership, and Northwest Venture Partners, a Minnesota Limited Partnership, all of which are affiliates of Norwest Corporation.

Dated:  February 8, 1994


NORWEST CORPORATION

/s/ Laurel A. Holschuh
__________________________________
Laurel A. Holschuh, Senior Vice
  President and Secretary


NORWEST LIMITED, INC.

/s/ Michael A. Graf
__________________________________
Michael A. Graf, Vice President


NORWEST GROWTH FUND, INC.

/s/ John P. Whaley
__________________________________
John P. Whaley, Vice President


NORWEST INVESTORS, INC.

/s/ John P. Whaley
__________________________________
John P. Whaley, Vice President


NORWEST V.C. PARTNERS

/s/ John P. Whaley
__________________________________
John P. Whaley, Partner


NORTHWEST VENTURE PARTNERS, A MINNESOTA LIMITED PARTNERSHIP
   By  Norwest V.C. Partners

       /s/ John P. Whaley
       __________________________________
       John P. Whaley, Partner